Exhibit 99
Contact Info: Joseph R. Lussier, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5578

Enterprise Bancorp, Inc. Announces Quarterly Dividend

LOWELL, Mass., January 18, 2022 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (the "Company") (NASDAQ:EBTC)

On January 18, 2022, the Board of Directors of Enterprise Bancorp, Inc. declared a quarterly dividend of $0.205 per share to be paid on March 1, 2022, to shareholders of record as of February 8, 2022. The 2022 dividend rate represents a 10.8% increase over the 2021 dividend rate.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic and digital banking options, and commercial insurance services, as well as wealth management and trust services. The Company's headquarters and Enterprise Bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Northern Middlesex, Northern Essex, and Northern Worcester counties of Massachusetts and the Southern Hillsborough and Southern Rockingham counties in New Hampshire. Enterprise Bank has 26 full-service branches located in the Massachusetts communities of Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Lowell (2), Methuen, North Andover, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua (2), Pelham, Salem and Windham. The Company is in the process of establishing a branch office in Londonderry, New Hampshire and anticipates that this location will open in the third quarter of 2022.